Exhibit 4.1

AMENDMENT

This Amendment (this “Amendment”), dated and effective as of December 27, 2016 (the “Effective Time”), is made and entered into by and between The Manitowoc Company, Inc., a Wisconsin corporation (the “Company”), and Computershare Trust Company, N.A., a national banking association (the “Rights Agent”), under that certain Rights Agreement, dated as of March 21, 2007 (the “Rights Agreement”).

RECITALS:

WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company may from time to time amend the Rights Agreement.

WHEREAS, based on action of its Board of Directors, the Company desires to amend the Rights Agreement in the manner set forth below.

AGREEMENT:

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

1.    Amendment of Section 7(a) of the Rights Agreement. Section 7(a) of the Rights Agreement is amended to read in its entirety as follows as of the Effective Time:

“Subject to Section 7(e) hereof, the registered holder of any Rights Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein including, without limitation, the restrictions on exercisability set forth in Section 9(c), Section 11(a)(iii), Section 23(a) and Section 24(b) hereof) in whole or in part at any time after the Distribution Date upon surrender of the Rights Certificate, with the form of election to purchase and the certificate on the reverse side thereof duly executed, to the Rights Agent at the office of the Rights Agent designated for such purpose, together with payment (in accordance with subsection (c) of this Section 7) of the aggregate Purchase Price with respect to the total number of shares of Common Stock (or other securities, cash or other assets, as the case may be) as to which such surrendered Rights are then exercisable, at or prior to the earliest of (i) the Close of Business on March 29, 2017 (the “Final Expiration Date”), (ii) the time at which the Rights are redeemed as provided in Section 23 hereof (the “Redemption Date”) or (iii) the Close of Business on December 31, 2016 (the earliest of (i), (ii) and (iii) being herein referred to as the “Expiration Date”).”

2.    Amendment to Section 20 of the Rights Agreement.

(a)    Section 20(a) is hereby amended to read as follows as of the Effective Time:

“The Rights Agent may consult with legal counsel (who may be legal counsel for the Company), and the opinion or advice of such counsel shall be full and complete authorization and protection to the Rights Agent as to any action taken or omitted by it in the absence of bad faith and in accordance with such opinion or advice.”

(b)    Section 20(b) is hereby amended to read as follows as of the Effective Time:

“Whenever in the performance of its duties under this Agreement the Rights Agent shall deem it necessary or desirable that any fact or matter (including, without limitation, the identity of any Acquiring Person and the determination of “Current Market Price”) be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a certificate signed by any one of the Chairman of the Board, the Chief Executive Officer, the President, any Vice President, the Treasurer, any Assistant Treasurer, the Secretary or any Assistant Secretary of the Company and delivered to the Rights Agent; and such certificate shall be full authorization to the Rights Agent for any action taken or suffered by it under the provisions of this Agreement in reliance upon such certificate.”

(c)    Section 20(c) is hereby amended to read as follows as of the Effective Time:

“Notwithstanding anything to the contrary contained herein, the Rights Agent shall be liable hereunder to the Company and any other Person only for its own gross negligence, bad faith or willful misconduct (which gross negligence, bad faith, or willful misconduct must be determined by a final, non-appealable judgment of a court of competent jurisdiction).”

(d)    Section 20(g) is hereby amended to read as follows as of the Effective Time:

“The Rights Agent is hereby authorized to and directed to accept instructions with respect to the performance of its duties hereunder from any one of the Chairman of the Board, the Chief Executive Officer, the President, any Vice President, the Secretary, any Assistant Secretary, the Treasurer or any Assistant Treasurer of the Company, and to apply to any such officers for advice or instructions in connection with its duties, and it shall not be liable for any action taken or suffered to be taken by it in accordance with instructions of any such officer.”

(e)    New Section 20(l) is hereby added to the Rights Agreement as of the Effective Time:

“The provisions contained in Section 18 and this Section 20 shall survive the expiration of the Rights and the termination of this Agreement and the resignation, replacement or removal of the Rights Agent.”

3.    Amendment to Section 29 of the Rights Agreement. The final sentence of Section 29 of the Rights Agreement is amended to read in its entirety as follows as of the Effective Time:

“Without limiting the rights of the Rights Agent, all such actions, calculations, interpretations and determinations (including, for purposes of clause (y) below, all omissions with respect to the foregoing) which are done or made by the Board in good faith, shall (x) be final, conclusive and binding on the Company, the Rights Agent, the holders of the Rights and all other parties, and (y) not subject the Board to any liability to the holders of the Rights and the Rights Agent is entitled to assume the Board acted in good faith and shall be fully protected and incur no liability in reliance thereon.”

4.    Miscellaneous. Any certificate, instrument or other document for which the Rights Agent’s signature is required under the Rights Agreement may be executed by an authorized signatory of the Rights Agent by manual or facsimile signature. Such signature when executed manually or transmitted electronically shall have the same authority, effect and enforceability as an original signature.

5.    Representations and Warranties. The Company represents and warrants that this Amendment is in compliance with the terms of Section 27 of the Rights Agreement.

6.    No Further Amendment. Except as specifically supplemented and amended, changed or modified by this Amendment, the Rights Agreement shall be unaffected by this Amendment and shall remain in full force and effect.

7.    Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of New York and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

8.    Counterparts. This Amendment may be executed in any number of counterparts, and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

9.    Descriptive Headings. Descriptive headings of the Sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Amendment.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered, all as of the day and year first above written.

THE MANITOWOC COMPANY, INC.			COMPUTERSHARE TRUST COMPANY, N.A., as Rights Agent

By:	/s/ Louis F. Raymond		By:	/s/ David L. Adamson
	Name:	Louis F. Raymond		Name:	David L. Adamson
	Title:	Vice President, General Counsel and Secretary		Title:	Vice President

[Signature Page to Rights Agreement Amendment]